UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 25, 2013

HomeAway, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35215	20-0970381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1011 W. Fifth Street, Suite 300

Austin, Texas 78703

(Address of principal executive offices, including zip code)

(512) 684-1100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2013, Mr. Phil Siegel informed the Board of Directors (the “Board”) of HomeAway, Inc. (the “Company”) that he would resign as a member of the Board and the Nominating and Governance Committee of the Board (the “Nominating Committee”), effective as of April 29, 2013. The resignation was not as a result of any disagreement with the Company.

On April 25, 2013, the Board elected Mr. Kevin Krone as a Class III member of the Board, effective April 29, 2013, to fill the vacancy created as a result of the resignation of Mr. Siegel, and also appointed Mr. Krone to serve on the Nominating Committee, effective April 29, 2013.

The Board determined that Mr. Krone qualifies as an independent director under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission (“SEC”) and the applicable listing standards of the Nasdaq Stock Market (“Nasdaq Rules”). The Board also determined that Mr. Krone is a “non-employee director” as such term is defined by the rules and regulations of the SEC.

Mr. Krone will be entitled to the compensation provided to other non-employee members of the Board and Nominating Committee as described under the heading, “Director Compensation” in the Company’s Proxy Statement on Schedule 14A filed with the SEC on April 26, 2013 (the “Director Compensation Policy”), which is incorporated into this Current Report on Form 8-K by reference. However, the Company’s Director Compensation Policy will be updated as follows, effective on April 29, 2013 (and such updated Director Compensation Policy shall apply to Mr. Krone’s compensation):

The initial stock option grant described in the Director Compensation Policy shall be replaced by two equity grants: (a) one stock option grant that shall entitle the director to purchase that number of shares of common stock equal to $262,500 divided by the then current Black-Scholes value of the Company’s common stock and (b) one restricted stock unit (“RSU”) grant for that number of shares equal to $112,500 divided by the average fair market value (equal to the closing price of the Company’s common stock on the NASDAQ Global Select Market) over the 20 trading days prior to the grant date. The stock option grant shall vest monthly over three (3) years and the RSU grant shall vest annually over three (3) years.

The annual option grant described in the Director Compensation Policy will also be replaced by two equity grants: (a) one stock option grant that shall entitle the director to purchase that number of shares of common stock equal to $105,000 divided by the then current Black-Scholes value of the Company’s common stock and (b) one RSU grant for that number of shares equal to $45,000 divided by the average fair market value (equal to the closing price of the Company’s common stock on the NASDAQ Global Select Market) over the 20 trading days prior to the grant date. The stock option grant shall vest monthly over one (1) year and the RSU grant shall vest with respect to 100% of the shares in a single tranche at the end of one (1) year. Such annual grants shall be granted to all non-employee directors, including Mr. Krone, following our annual stockholders meeting.

The following is Mr. Krone’s biography:

Since February 2013, Mr. Krone, age 45, has served as the Chief Marketing Officer of Southwest Airlines Co., where he has held various roles since 1992. Prior to his appointment as the Chief Marketing Officer, from October 2005 to January 2013, Mr. Krone served as the Vice President of Marketing, Sales and Distribution of Southwest Airlines Co. Mr. Krone holds an M.B.A. and a B.A. in Finance, each from the University of Illinios.

There are no family relationships between Mr. Krone and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMEAWAY, INC.

Date: April 26, 2013	By:	/s/ Melissa Frugé
Melissa Frugé
Vice President & General Counsel